April 12, 2010

Raj Ventures, Inc.
1560 Calais Drive
Miami Beach, Florida  33141

Dear Sir:

I hereby resign as a director and as president, secretary and treasurer of Raj Ventures, Inc. (the “Company”), effective immediately.  My resignation does not in any way imply or infer any dispute or disagreement relating to the Company’s operations, policies or practices.  I wish the Company much success in its future endeavors.

Sincerely,

/s/ Colleen Foyo
Colleen Foyo